Exhibit 99.3

675 Bering Drive, Suite 400
Houston, Texas 77057
713-830-9600

CONTACT:	William George
Chief Financial Officer
(713) 830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA ANNOUNCES ACQUISITION

- Acquires Majority Interest in Environmental Air Systems in North Carolina -

Houston, TX — November 3,  2011 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that it has acquired a majority interest in Environmental Air Systems (“EAS”) headquartered in Greensboro, North Carolina.

EAS is a regional mechanical contractor with principal offices in Greensboro and Raleigh, North Carolina.  EAS engages in a broad range of mechanical contracting projects, HVAC service and controls, and sophisticated prefabrication of mechanical systems, in North Carolina and South Carolina and across the Atlantic region.  EAS is organized into three primary business activities:  a traditional contracting business with a strong emphasis on healthcare, technology, pharmaceutical and education customers, a service and controls business, and a customized prefabrication or “off-site construction” business.  The off-site construction business represents approximately 25-30% of EAS’s revenue, and adds capabilities and business delivery advantages that greatly strengthen the EAS overall customer offering and that are instrumental in gaining business across EAS.

Comfort has acquired 60% of the business, and EAS is expected to be accounted for on a consolidated basis.  Initially EAS is expected to contribute annualized revenues of approximately $100 million to $110 million at profitability levels that are generally above those currently experienced in the mechanical contracting industry.

In light of the required amortization expense related to certain intangibles and other costs associated with the transaction, the acquisition is expected to make a neutral to slightly accretive contribution to earnings per share during the first 12 to 18 months after the acquisition.

Bill Murdy, Comfort Systems USA’s Chief Executive Officer, commented, “We are extremely happy to announce that EAS is joining Comfort Systems USA.  EAS has a long history of providing extraordinary outcomes for its customers in applications ranging from data centers and pharmaceutical facilities to hospitals and universities.  This partnership with EAS brings excellent capabilities, resources and leadership at every level, and we expect that EAS will continue to grow and improve for years to come.”

Brian Lane, Comfort Systems USA’s President and Chief Operating Officer, added, “As we have come to know EAS and its high caliber team of professionals over the last several months, I have become convinced that they will impact our company far beyond the Carolina markets.  For example, I believe the EAS customized off-site construction offering is unrivaled, and over time it will be instrumental in adding important delivery capabilities to benefit our operations and customers in other markets.  We believe interaction between our existing companies and EAS will strengthen and improve all of Comfort Systems USA.”

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 86 locations in 72 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of future events of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, the use of incorrect estimates for bidding a fixed-price contract, undertaking contractual commitments that exceed our labor resources, failing to perform contractual obligations efficiently enough to maintain profitability, national or regional weakness in construction activity and economic conditions, financial difficulties affecting projects, vendors, customers, or subcontractors, our backlog failing to translate into actual revenue or profits, difficulty in obtaining or increased costs associated with bonding and insurance, impairment to goodwill, errors in our percentage-of-completion method of accounting, the result of competition in our markets, our decentralized management structure, shortages of labor and specialty building materials, retention of key management, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in our reports filed with the Securities and Exchange Commission.  A further list and description of these risks, uncertainties and other factors are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  These forward-looking statements speak only as of the date of this filing. Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, developments, conditions or circumstances on which any such statement is based.